Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Russell Hammer/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor Contact:	Integrated Corporate Relations, Inc.
Chad Jacobs/Brendon Frey
(203) 682-8200

CROCS, INC. REPORTS FISCAL 2008 THIRD QUARTER FINANCIAL RESULTS

Company Announces New Restructuring Initiatives

NIWOT, COLORADO – November 12, 2008 – Crocs, Inc. (NASDAQ: CROX) today reported a net loss of $148.0 million, or $1.79 per diluted share compared to net income of $56.5 million, or $0.66 per diluted share for the three months ended September 30, 2007. The reported net loss of $148.0 million, on a loss before income taxes of $135.7 million, includes approximately $104.1 million in restructuring, impairment and inventory related non-cash charges taken during the three months ended September 30, 2008 as follows:

1)	a $31.6 million asset impairment charge related to goodwill, intangible assets and the write-off of excess equipment and tooling;
2)	a $70.0 million charge related to a write-down of certain products held in inventory and expected losses on inventory purchase commitments; and
3)	a $2.5 million restructuring charge related to the closing of the Company’s Canadian manufacturing and distribution operations.

The Company also recognized foreign currency exchange rate losses of approximately $14.6 million and increased its provision for returns and allowances net by $19.5 million to $29.1 million during the three months ended September 30, 2008 from $9.6 million for the three months ended September 30, 2007.  These items and charges, when aggregated, contributed $138.2 million, on a pre-tax basis, to our operating loss for the three months ended September 30, 2008.

Gross profit for the third quarter 2008 was $2.4 million, or 1.4% of revenues, compared to $155.4 million, or 60.6% of revenues, for the third quarter of 2007.  Selling, general and administrative expenses, including foreign currency exchange rate gain or loss, for the three months ended September 30, 2008 were $104.4 million, or 59.9% of revenues, compared to $77.2 million, or 30.1% of revenues, in the three months ended September 30, 2007.

Ron Snyder, President and Chief Executive Officer of Crocs, Inc. commented: “Our performance was below expectations and continued to be impacted by the extremely challenging retail environments in the U.S. and Europe during the third quarter. Based on current trends we have lowered our projected sales volumes and made the strategic decision to further right-size our operations to better align with our lower volumes and revenues. The realignment of our business included, in part, asset impairment charges on certain machinery and tooling, efforts to consolidate our warehousing and distribution centers, writing down a portion of our inventory and the decision to close our manufacturing facility in Brazil during the fourth quarter.  When combined with the shutdown of our Canadian plant and the reductions in headcount since the start of the year, these actions will allow us to begin 2009 with a much leaner, more efficient cost structure.  Additionally, we are committed to continuing to aggressively manage expenses and inventories consistent with our planned sales levels.  In light of the weak economy, we are closely evaluating our 2009 capital expenditure plan and expect to reduce capital expenditures in 2009 by approximately 50% from 2008.”

Revenues

Revenues for the three months ended September 30, 2008 were $174.2 million compared to $256.3 million for the three months ended September 30, 2007. Revenues are net of $29.1 million in returns and allowances during the three months ended September 30, 2008 compared to $9.6 million in the three months ended September 30, 2008.

Balance Sheet

As of September 30, 2008, including the write-down of $65.8 million related to on-hand inventories, inventories decreased 36.0% to $141.0 million compared to $220.2 million as of June 30, 2008. The Company had cash and cash equivalents of $56.6 million as of September 30, 2008, an increase of $5.4 million compared to cash and cash equivalents of $51.2 million as of June 30, 2008.  Borrowings under the Company’s credit facility were $19.8 million at September 30, 2008 compared to $36.9 million at June 30, 2008. Our accounts receivable collections improved as days sales outstanding decreased from 52.3 days for the three months ended June 30, 2008 to 37.5 days for the three months ended September 30, 2008.

Guidance

The Company now expects to generate revenues for the fourth quarter of fiscal 2008 of between $100 million and $120 million and diluted loss per share of approximately $0.50 to $0.65.

Mr. Snyder, concluded, “After several years of rapid expansion, highlighted by triple digit sales and earnings growth, our business has slowed during 2008. During this transitional year we are making significant adjustments to our operating platform that we believe are in the best interests of the long-term success of the Company. Despite difficult market conditions and reduced profitability we expect to continue to aggressively manage our working capital.  During the third quarter we increased our cash position by $5.4 million and ended the quarter with $56.6 million in cash while, at the same time, we paid down our line of credit by $17.1 million. Longer-term, we are enacting new strategies aimed at reinvigorating our top-line such as developing new and innovative product lines, and refining our merchandising and distribution strategy. We are confident that our brand equity remains strong and believe that our unique and proprietary material continues to provide us with compelling growth opportunities both domestically and overseas.”

Conference Call Information

A conference call to discuss third quarter fiscal 2008 financial results is scheduled for today (November 12, 2008) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Crocs, Inc.

Crocs, Inc. is a designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables Crocs to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled Crocs to successfully market its products to a broad range of consumers.

Crocs™ shoes are sold in 100 countries and come in a wide array of colors and styles. Please visit www.crocs.com for additional information.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to our future prospects, inventory and strategy and our expectations regarding our growth, infrastructure, brand, cost reductions, operating platforms, working capital, balance sheet, merchandising, product lines, distribution strategy, and future revenue.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; retail environment; macroeconomic issues and other factors described in our annual report on Form 10-K under the heading “Risk Factors,” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

Crocs, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$174,187	$256,275	$595,497	$622,554
Cost of sales	171,788	100,883	416,674	250,729
Restructuring charges	—	—	901	—
Gross profit	2,399	155,392	177,922	371,825

Selling, general and administrative expenses	89,782	80,729	266,873	194,632
Foreign exchange (gain)/loss	14,609	(3,573)	4,351	(6,674)
Restructuring charges	2,450	—	6,769	—
Impairment charges	31,584	—	45,301	—

Income (loss) from operations	(136,026)	78,236	(145,372)	183,867

Interest expense	413	191	1,385	306
Other income, net	(734)	(1,158)	(782)	(2,074)
Income (loss) before income taxes	(135,705)	79,203	(145,975)	185,635

Income tax expense	12,275	22,655	4,399	55,690

Net income (loss)	(147,980)	56,548	(150,374)	129,945

Net income (loss) per share:
Basic	$(1.79)	$0.69	$(1.82)	$1.62
Diluted	$(1.79)	$0.66	$(1.82)	$1.55

Weighted average common shares:
Basic	82,854,419	81,543,769	82,687,861	80,362,112
Diluted	82,854,419	85,370,351	82,687,861	83,842,675

Crocs, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$56,580	$36,335
Restricted cash	3,255	300
Accounts receivable, net	71,000	152,919
Inventories, net	140,965	248,391
Deferred tax assets, net	5,804	12,140
Income tax receivable	21,453	—
Prepaid expenses and other current assets	17,342	17,865

Total current assets	316,399	467,950

Property and equipment, net	93,357	88,184
Restricted cash	933	1,014
Goodwill	—	23,759
Other intangibles, net	40,988	31,634
Deferred tax assets, net	6,562	8,051
Other assets	11,521	6,833

Total assets	$469,760	$627,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$44,199	$82,979
Accrued expenses and other liabilities	52,308	57,246
Accrued restructuring charges	872	—
Deferred tax liabilities, net	54	265
Income taxes payable	9,211	19,851
Notes payable and current installments of long-term debt	19,836	7,107

Total current liabilities	126,480	167,448

Long-term debt	—	9
Deferred tax liabilities, net	2,194	1,858
Long term restructuring	1,124
Other liabilities	28,424	13,997

Total liabilities	$158,222	$183,312

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000 authorized, 83,521,064 and 82,997,064 shares issued and outstanding in 2008 and 82,722,426 and 82,198,426 issued and outstanding in 2007	84	83
Treasury stock, 524,000 shares, at cost	(25,022)	(25,022)
Additional paid-in-capital	227,459	211,936
Deferred compensation	(536)	(2,402)
Retained earnings	98,935	249,309
Accumulated other comprehensive income	10,618	10,209
Total stockholders’ equity	311,538	444,113

Total liabilities and stockholders’ equity	$469,760	$627,425